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LORAL
Corporation

600 Third Avenue                                    News
New York, NY  10016
212-687-1105                                        Contact:  Joanne M. Hvala
                                                              212-697-1105

                          LORAL CORPORATION ADOPTS
                          SHAREHOLDER RIGHTS PLAN

NEW YORK, January 10, 1996 -- Loral Corporation (NYSE:LOR) announced today that Rights issued under its previously announced preferred stock purchase Rights Plans will be distributed on January 22, 1996 to the shareholders of record as of that date and will expire on January 22, 2006. The Rights distribution is not taxable to shareholders.

         Under the Rights Plan, if any person or group becomes the beneficial owner of 20 percent or more of the Company's common stock, other than pursuant to an offer for all shares which the Board determines is fair to and otherwise in the best interests of the Company and its shareholders, then each Right not owned by such 20 percent or more shareholder or group will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock (or, in certain circumstances as determined by the Board, cash, other property, or other securities) having a value of twice the Right's exercise price. An amendment to the Rights Plan prevents the rights from triggering as a result of the Company's recently announced strategic combination with Lockheed Martin Corporation.

         A summary of the Rights Plan will be provided to Loral Corporation Shareholders shortly after the record date.